RUDDICK
Corporation                                                                           FOR IMMEDIATE RELEASE
                                                                                                October 31, 2002

                                                                                                Contact:
                                                                                                John Woodlief
                                                                                                Vice President -- Finance
                                                                                                 704-372-5404

Ruddick Corporation Reports Fiscal 2002 Fourth Quarter and Year End Results

CHARLOTTE, N.C.-- October 31, 2002--Ruddick Corporation (NYSE:RDK) today reported that consolidated sales for the fiscal fourth quarter ended September 29, 2002 rose 6.0% to $665.2 million from $627.6 million in the comparable prior year period. For the fiscal year ended September 29, 2002, sales of $2.64 billion were 3.6% below the $2.74 billion for the prior fiscal year. The increase in sales during the fiscal fourth quarter was primarily attributable to sales in new Harris Teeter stores opened since the end of fiscal 2001. For the fiscal year, weak business conditions at American & Efird (A&E), the Company's textile subsidiary, especially during the first two quarters of fiscal 2002, along with the displacement of supermarket sales by 26 Harris Teeter stores in non-core markets that were divested in July 2001 contributed to the sales decline.

Included in the results for the year ended September 29, 2002, and the comparable prior year period, were certain items that are not considered recurring by management (as described below). No significant non-recurring items had an impact on the fourth quarter of fiscal 2002 or 2001.

Earnings per diluted share were $0.35 in the fourth fiscal quarter of 2002 compared to $0.26 in the fourth quarter last year. The increase in earnings reflects operating improvements at both Harris Teeter and A&E. For the fiscal year ended September 29, 2002, earnings per diluted share of $1.21, excluding non-recurring items, compared with the $1.03 for the full prior fiscal year, excluding non-recurring items.

Consolidated net income of $16.3 million for the fourth quarter of 2002 rose 33.3% from $12.2 million for the comparable period last year. Excluding non-recurring items, for the full year ended September 29, 2002, consolidated net income of $56.4 million was 17.6% above the $47.9 million for the prior fiscal year.

For the full year of fiscal 2002, including non-recurring items, earnings per diluted share were $1.12 compared to a loss per share of $0.02 for the full year of fiscal 2001. For the fiscal year 2002, consolidated net income including non-recurring items was $52.0 million compared to a loss of $0.7 million in fiscal 2001.

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During the second quarter of fiscal 2002, the Company had recorded a non-recurring $7.9 million pretax charge, or $4.8 million after tax, related to the consolidation of certain U.S. industrial thread dyeing and finishing operations. This reduced diluted earnings per share by $0.10 in the second quarter. Earnings in the second quarter of fiscal 2001 were reduced by a non-recurring tax charge of $20 million or $0.43 a share to reflect the terms of settlement with the Internal Revenue Service for tax exposure related to the disallowance of deductions for its Corporate owned life insurance program.

In the third quarter of fiscal 2002, Ruddick Corporation had realized $710,000 ($431,000, after tax) in non-recurring income related to favorable experience of actual charges incurred compared to charges estimated and recorded in the prior year's third quarter related to the sale of Harris Teeter stores as discussed below. This added $0.01 to diluted earnings per share in the third quarter. In the 2001 fiscal third quarter, the Company had incurred a non-recurring charge of $45.0 million, or $27.4 million after net tax benefits of $17.6 million, primarily related to the sale of 26 Harris Teeter stores in non-core markets. Additionally, the Company also had recorded a non-recurring charge in the 2001 third quarter of $2.1 million, or $1.3 million after net tax benefits of $0.8 million, relating primarily to the permanent impairment of an A&E spinning facility which was closed.

For the fourth quarter of fiscal 2002, Harris Teeter sales rose 6.3% to $588.6 million from $553.8 million last year. For the full year of fiscal 2002, sales declined 2.8% to $2.35 billion from $2.42 billion for fiscal 2001. The overall annual decline in sales for fiscal 2002 was attributable to the displacement of sales in the 26 stores in non-core markets that were divested July 2001 partially offset by sales from the opening of new stores. Comparable stores sales for the fourth quarter 2002 were flat and were down 0.15% for the fiscal year. During fiscal year 2002, Harris Teeter opened 12 new stores and closed six older stores resulting in 143 stores in operation at year end September 29, 2002. Five new stores are planned for opening in fiscal 2003 and 11 are currently anticipated in fiscal 2004. The company periodically reviews its business strategy and store operations and currently anticipates store closings in fiscal 2003 similar in number to fiscal 2002 based on lease expirations and other factors.

Operating profit at Harris Teeter of $23.3 million for the fourth quarter of fiscal 2002 increased by 9.1% from $21.4 million for the fourth quarter of fiscal 2001. For the year ended September 29, 2002 operating profit before non-recurring items was $88.1 million, an increase of 14.6% from $76.8 million for the comparable period last year, before non-recurring items. Including non-recurring items, Harris Teeter generated operating profit in fiscal year 2002 of $88.8 million compared to $31.8 million in the prior fiscal year. Operating margin on sales in the fourth quarter of fiscal 2002 improved to 3.96% compared to 3.86% in the comparable prior year period. Before non-recurring items, for the fiscal year 2002 the operating margin was 3.75%, up from 3.18% in the prior year.

Thomas W. Dickson, President of Ruddick commented that, "Our results for the fourth quarter and the full year validate our strategic decision in fiscal 2001 to sell 26 stores in non-core markets allowing us to focus on our core markets. Our performance in these

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core markets has been very strong as management has been able to concentrate our energies on these markets without the distraction of the under-performing markets that we exited.

"The fourth quarter results showed another significant improvement in our operating margin at Harris Teeter, to record levels. The improvement throughout the year came from our ongoing programs designed to improve employee productivity, reduce waste and manage costs. We have seen significant positive results from these programs."

Comparable store sales, which were flat for the quarter and slightly negative for the fiscal year, must be viewed in the context of a very difficult competitive economic environment. Widespread economic weakness and increased supermarket competition throughout the industry put pressure on most supermarket operators' sales. At Harris Teeter, the cannibalization impact of adding six new stores within close proximity to existing stores decreased comparable store sales by approximately 2.0% in the fourth quarter and 1.9% for the year. Management believes the long-range positive impact of building market share in core markets outweighs the temporary cannibalization impact on comparable store sales.

Dickson added, "We believe that focusing on our core markets will drive additional sales and expand our market share in high growth markets. We continue to drive sales through aggressive promotions and by providing our customers with attractive, convenient stores, the best selection and the best service available."

A&E's sales of $76.6 million in the fourth quarter of fiscal 2002 increased 3.9% from the $73.8 million for the same quarter last year. A&E's sales of $294.5 million for the full year of fiscal 2002 decreased 9.8% from the prior year when sales were $326.5 million. During the fourth quarter of fiscal 2002, operating profit of $7.7 million increased from $2.2 million during the fourth quarter of fiscal 2001. For the year ended September 29, 2002, operating profit excluding non-recurring items was $ 20.3 million or 14.4% below the $23.7 million recorded in the prior year period, before non-recurring items. Including non-recurring items, A&E generated operating profit of $12.5 million in fiscal year 2002 compared to $21.6 million in the prior fiscal year.

Dickson commented, "The improvement that we observed in the U.S. textile and apparel retail environment in the third fiscal quarter continued to present good business conditions during our fourth fiscal quarter. However, we did see weaker sales at the end of the fourth quarter reflecting slower demand for apparel and home furnishings at retailers."

A&E's operating margin in the fourth quarter of 2002 displayed substantial improvement from a year ago. Although the market remains very competitive, the margin improvement reflects improved manufacturing volume and the success of cost reduction measures. During the past two years A&E has closed one spinning plant, consolidated the U.S. dyeing and finishing operations, reduced the number of U.S. service centers, and reduced staffing and expenses.

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In the currently difficult economic environment, management continues to focus on cost reductions and increased penetration into international markets. Foreign sales in the fourth quarter of fiscal 2002 increased 28.3% compared to the same quarter last year, and for the quarter represented more than half (51%) of total A&E sales for the first time.

Dickson added, "We continue to expand our presence internationally to reflect the changing nature of our customer base. Our strategy of developing a global presence to serve our diverse customer base while managing costs and manufacturing capacity is proving successful. We remain steadfast in our determination to execute our strategy and to not be diverted or discouraged by short-term fluctuations in economic activity."

During the fourth fiscal quarter of 2002, depreciation and amortization for Ruddick on a consolidated basis totaled $19.2 million and capital expenditures totaled $23.5 million. Harris Teeter spent $20.5 million in capital expenditures during the quarter, and $66.6 million for the full fiscal 2002 year. Harris Teeter's total capital spending for fiscal 2002 decreased 2.8% from $68.5 million in fiscal 2001. A&E's fiscal 2002 capital expenditures were $3.0 million in the fourth quarter and $7.8 million for the full year compared to $19.2 million for the fiscal year 2001. Planned capital expenditures during fiscal 2003 total $79.1 million at Harris Teeter and $17.6 million at A&E.

As Ruddick looks forward to fiscal 2003, management remains cautious in its expectations and believes that it will be difficult to maintain the level of profitability that was generated in the fourth quarter of fiscal 2002 based on the present economic environment. The market conditions for A&E's products weakened in the last month of the fiscal year reflecting the weakness in US apparel and home furnishings markets. While the operating performance of Harris Teeter showed improvement throughout fiscal 2002, further improvement will be dependent on the ability to offset rising costs including health care, pensions and credit card fees. Additionally, promotional costs to drive sales in the presently intense competitive environment could negatively impact operating margins and net income in future periods.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; the passage of future federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; and changes in the Company's capital expenditures and store openings and closings.

Ruddick Corporation is a holding company which operates two subsidiaries: Harris Teeter, Inc., a regional chain of supermarkets in six southeastern states and American & Efird, Inc., a leading manufacturer and distributor of industrial sewing thread.

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RUDDICK CORPORATION

SUMMARY OF SALES AND EARNINGS

(In thousands, except share and per share data)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED	
	September 29, 2002 (Unaudited)	September 30, 2001 (Unaudited)	September 29, 2002 (Unaudited)	September 30, 2001
NET SALES				
American & Efird	$76,649	$73,782	$294,548	$326,491
Harris Teeter	588,558	553,795	2,349,650	2,416,799
Total	665,207	627,577	2,644,198	2,743,290
COST OF SALES				
American & Efird	54,467	57,598	217,397	243,891
Harris Teeter	417,284	392,158	1,671,982	1,740,864
Total	471,751	449,756	1,889,379	1,984,755
GROSS PROFIT				
American & Efird	22,182	16,184	77,151	82,600
Harris Teeter	171,274	161,637	677,668	675,935
Total	193,456	177,821	754,819	758,535
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES				
American & Efird	14,486	13,955	56,833	58,860
Harris Teeter	147,975	140,277	589,605	602,548
Total	162,461	154,232	646,438	661,408
NON-RECURRING EXIT COSTS (REDUCTION)				
American & Efird	(35)	-	7,823	2,105
Harris Teeter	-	-	(710)	41,585
Total	(35)	-	7,113	43,690
OPERATING PROFIT				
American & Efird	7,731	2,229	12,495	21,635
Harris Teeter	23,299	21,360	88,773	31,802
Total	31,030	23,589	101,268	53,437
OTHER COSTS AND DEDUCTIONS				
Interest expense, net	2,828	2,726	11,208	13,946
Other expense, net	1,418	1,398	7,455	7,120
Minority interest	506	278	1,013	1,358
Total	4,752	4,402	19,676	22,424
INCOME BEFORE TAXES	26,278	19,187	81,592	31,013
Taxes	10,012	6,983	29,609	31,740
NET INCOME (LOSS)	$16,266	$12,204	$51,983	($727)
WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING –				
Weighted Average Number of Basic Shares Outstanding	46,443,700	46,310,835	46,401,667	46,276,278
Weighted Average Number of Diluted Shares Outstanding	46,617,815	46,500,790	46,577,643	46,276,278
NET INCOME (LOSS) PER SHARE –				
Earnings Per Share - Basic	$.35	$.26	$1.12	($.02)
Earnings Per Share - Diluted	$.35	$.26	$1.12	($.02)
DIVIDENDS DECLARED PER SHARE - Common	$.09	$.09	$.36	$.36